EXHIBIT 5.1

19 December 2025

Rezolve Ai plc

21 Sackville Street

London

England

W1S 3DN

Re: Rezolve Ai plc – Registration Statement on Form F-3

Dear Addressee

1.
Introduction
1.1
We acted as English legal advisers to Rezolve Ai plc, a public limited company incorporated in England and Wales with company number 14573691 and with its registered office at 21 Sackville Street, London, England W1S 3DN (the “Company”) in connection with the Company's acquisition of CrownPeak Intermediate Holdings, Inc. (the "Target") from CrownPeak Technology Holdings, Inc. (the "Seller") on 1 December 2025 (the "Transaction").
1.2
The Company is to file the registration statement (as amended through the date hereof, the “Registration Statement”) on Form F-3 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder (the “Rules”) for the purposes of registering with the Commission under the Securities Act the potential issue of 11,127,780 ordinary shares of £0.0001 each in the capital of the Company (the “Ordinary Shares”), comprised of 11,127,780 Ordinary Shares issued to the Seller as consideration for, and in connection with, the Transaction (the "Registration Shares").
2.
Purpose
2.1
This opinion letter is being furnished in connection with the Registration Statement on Form F-3 to be filed with the Commission on the date hereof under the Securities Act and the Rules. We have taken instruction in this regard solely from the Company.
2.2
The provision of this letter is not to be taken as implying that we owe any duty of care to anyone, including the Company, in relation to the content or the commercial and financial implications of the Registration Statement.
2.3
Nothing stated in this letter shall create the relationship of solicitor and client between us and anyone other than the Company.
2.4
For the purposes of this opinion, we have examined:
(a)
a board resolution dated 1 December 2025 ("Board Resolution") approving the Transaction;
(b)
a copy of the sale and purchase agreement dated 1 December 2025 pursuant to which the Company acquired the entire issued share capital of the Target;

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(c)
a written shareholders resolution dated 28 July 2024 approving, inter alia, the authorisation for the directors of the Company to allot Ordinary Shares (or to grant rights to subscribe for or to convert any security into Ordinary Shares), and the disapplication of pre-emptive rights for such allotment, in relation to, inter alia, shares having an aggregate nominal amount of up to £30,000 ("Shareholder Resolution");

(together the "Corporate Approvals").

2.5
We have also made:
(a)
an online search of the information available on file at Companies House in respect of the Company conducted on 17 December 2025 at 14:59 (London time); and
(b)
a telephone enquiry of the Central Registry of Winding Up and Administration Petitions on 17 December 2025 at 14:54 (London time) which revealed that as at that date no petition has been lodged for the winding-up of the Company.

We assume that the information obtained in that search and enquiry was accurate, did not fail to disclose any relevant matter and that a further search or enquiry would not reveal any change or new matter which would affect this opinion.

2.6
In relation to insolvency proceedings, the search and enquiry referred to in paragraph 2.5 relate only to insolvency proceedings begun in England and are not conclusively capable of disclosing whether an interim or final administration order or winding up order has been made or resolution passed for the winding up of a company, whether a moratorium is in force for the company or whether a receiver, administrative receiver, administrator or liquidator has been appointed (or petition made for the winding up) of a company.
2.7
In particular, notice of these matters may not yet have been filed with the Registrar of Companies (or if filed, may not yet be publicly available) and notice of a petition for winding up is not required to be filed with the Registrar.
3.
Basis of opinion, assumptions and qualifications
3.1
The opinion set out in paragraph 4 relates solely to English law at the date of this letter as it appears from published legislation and fully reported cases before that date.
3.2
We have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated in this letter.
3.3
This letter does not relate to English conflict of laws rules.
3.4
We do not undertake or accept any obligation to update this letter and/or the opinions given in it to reflect subsequent changes in English law or factual matters.
3.5
We express no opinion on the impact of any rules, regulations or requirements of the NASDAQ Stock Market LLC or the rules and regulations adopted by the SEC.
3.6
We express no opinion in this letter on the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Company, any document or any other matter contemplated by any document would or might affect this letter and/or the opinions given in it.
3.7
For the purposes of this opinion, we have not examined any of the corporate or other records of the Company (apart from those set out in paragraph 2.4 or revealed by the

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search and enquiry mentioned in paragraph 2.5) nor (apart from those mentioned in paragraph 2.5) have we made any other search or enquiry concerning the Company.
3.8
For the purposes of our opinion we have also assumed:
(a)
the Registration Statement, as amended and supplemented, becoming effective under the Securities Act and continuing to be effective;
(b)
the aggregate nominal value of the number of Registration Shares allotted and issued together with those to be allotted and issued as contemplated by the Registration Statement and those shares already allotted pursuant to the Corporate Approvals not being greater than the aggregate nominal value specified in the Corporate Approvals;
(c)
the allotment and issue of Registration Shares to either GTU Ops Inc (or another depositary nominee of Computershare Trust Company. N.A.) or Cede & Co. (or another nominee of The Depositary Trust Company) for the ultimate benefit of a party constitute due satisfaction of the Company's obligations to issue and allot Ordinary Shares to such party under the transactions set out in the Registration Statement;
(d)
the receipt in full of payment for the Registration Shares of not less than the aggregate nominal value for such Registration Shares and any applicable share premium;
(e)
that the Corporate Approvals and any additional board and shareholder resolutions required pursuant to the terms of the Companies Act 2006 (the “Companies Act”) and the articles (as in force from time to time) or English law were each duly passed by written resolution or at a meeting which was duly convened and held in accordance with all applicable laws and regulations; that in particular, but without limitation, a duly qualified quorum of directors or, as the case may be, shareholders was present in each case throughout the meeting and voted in favour of the resolutions; and that in relation to each meeting of the Board, each provision contained in the Companies Act or the articles (as in force from time to time) relating to the declaration of the directors’ interests or the power of the interested directors to vote and to count in the quorum was duly observed;
(f)
valid entries having been made in relation to the allotment and issue of the Registration Shares in the books and registers of the Company;
(g)
where a document submitted to us is not fully executed or dated, we have assumed that the Company holds a fully executed and dated version of the document (or alternatively the Company holds all counterpart execution versions of the document);
(h)
the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us;
(i)
the articles of association of the Company as registered at Companies House as at the date hereof remain in full force and effect, and no alteration has been made to such articles of association, in each case prior to the date of allotment and issue of the Registration Shares (the “Allotment Date”);
(j)
on the Allotment Date, the Company has complied with all applicable laws as to any offering of and as to the allotment and issue of the Registration Shares and the Company has received such amounts as are necessary to fully pay the nominal value of the Registration Shares and any applicable share premium;

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(k)
the Board Resolution provided to us in connection with the giving of the opinion in this letter reflects a true record of the proceedings described in them in duly convened, constituted and quorate meetings in which all constitutional, statutory and other formalities were duly observed, and the resolutions set out in the minutes were validly passed and have not been and will not be revoked or varied and remained in full force and effect as at the Allotment Date;
(l)
in respect of the Board Resolution (i) in passing such resolutions the directors of the Company were acting in good faith, (ii) the transactions and other matters referred to in the Board Resolution were or are to be entered into and effected by the Company for the purpose of carrying on its business, (iii) at the time such transactions or matters were or (as the case may be) are to be entered into or effected the Board had or (as the case may be) will have reasonable grounds for believing that the transactions or matters would or (as the case may be) will promote the success of the Company for the benefit of its members as a whole, and (iv) the Board exercised their powers in connection with the transactions or matters in accordance with all applicable laws;
(m)
the resolutions set out in the Corporate Approvals and/or such other board or shareholder resolutions otherwise obtained and/or required by the Company to, inter alia, validly authorise the issuance of all Registration Shares were validly passed and have not been and will not be revoked or varied and remained in full force and effect as at the Allotment Date;
(n)
as at the Allotment Date, the directors of the Company had sufficient powers conferred on them to allot the Registration Shares and to grant rights to subscribe for Registration Shares (as applicable) under section 551 (Power of directors to allot shares etc: authorisation by company) of the Companies Act and under section 570 (Disapplication of pre-emption rights: directors acting under general authorisation) of the Companies Act as if section 561 of the Companies Act did not apply to such allotment or grant and the Company has not and shall not issue (or purport to issue) Registration Shares and has not and shall not grant rights (or purport to grant rights) in excess of such powers or in breach of any other limitation on their powers to issue shares or grant rights;
(o)
in relation to the allotment and issue of the Registration Shares, the directors of the Company have acted and will act in the manner required by section 172 of the Companies Act (Duty to promote the success of the Company), and there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company and such directors exercised their powers in accordance with all other statutory duties under the Companies Act and English common law;
(p)
as at the Allotment Date, any authority granted pursuant to the articles (in force from time to time) or the Shareholder Resolution or otherwise by the Company’s shareholders remained unutilised to the extent necessary to permit the allotment and issue of the Registration Shares;
(q)
each of the signed documents examined by us has been duly executed and, where applicable, delivered on behalf of the Company and each natural person executing such documents has sufficient legal capacity to enter into such documents and perform the transactions contemplated herein;
(r)
that any person who signed a document (which we have reviewed for the purposes of the opinion given in this letter) as a witness was physically present at the time when the signatory signed such document;

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(s)
the conformity to originals of all documents submitted to us as copies of originals and the authenticity of the originals;
(t)
that the documents and records referred to in paragraphs 2.4 and 2.5 are accurate and complete;
(u)
that except as disclosed in the documents referred to in paragraph 2.4, and the search and enquiry referred to in paragraph 2.5:
(i)
no arrangement or composition with or for the benefit of the creditors of the Company (including a voluntary arrangement as defined in the Insolvency Act 1986) has been entered into or proposed;
(ii)
no moratorium has come into force in respect of the Company under Part A1 of the Insolvency Act 1986;
(iii)
no receiver or administrative receiver has taken possession of or being appointed over nor has any mortgagee, chargee or other encumbrancer taken possession of the whole or any material part of the assets of the Company;
(iv)
neither the Company nor its directors nor the holder of a qualifying floating charge (as defined in Schedule B1 to the Insolvency Act 1986) has given notice of his, her, their or its intention to appoint an administrator in accordance with paragraphs 18 or 26 of Schedule B1 to the Insolvency Act 1986;
(v)
neither the Company nor its directors nor any of their creditors nor the holder of a qualifying floating charge (as defined in Schedule B1 to the Insolvency Act 1986) has made an application to the court for the appointment of an administrator of the Company;
(vi)
no administrator has been appointed of the Company under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 or otherwise;
(vii)
no petition has been presented nor a resolution been passed nor has an order been made for the administration or the winding-up, bankruptcy or dissolution of the Company;
(v)
as at the Allotment Date, the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt;
(w)
all facts which are stated in any official public record, including the search and enquiry referred to in paragraph 2.5, or other document or information supplied by a public official are correct; in particular that all documents, forms and notices which should have been delivered to the Registrar of Companies in respect of the Company have been so delivered, that information revealed by the search and enquiry and referred to in paragraph 2.5 was complete and accurate in all respects and has not, since the time of the search and enquiry, been altered and

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that the results of the search and enquiry remained complete and accurate as at the Allotment Date;
(x)
that no event analogous to any of the events mentioned in paragraph 3.8(v) or any other insolvency procedure has occurred in respect of the Company in a country other than England and that no steps have been taken to subject either of them to such a procedure;
(y)
that there are no provisions of the laws of any jurisdiction outside England which would be contravened by the execution or delivery of the documents in connection with the transactions contemplated by the Registration Statement and that insofar as any obligation under such documents falls to be performed or any action falls to be taken in any jurisdiction outside England, the performance of that obligation or taking of that action will not be unlawful by virtue of the laws of that jurisdiction;
(z)
to extent that the entry into of a document in connection with the transactions contemplated by the Registration Statement by the Company constitutes a regulated activity for the purposes of the Financial Services and Markets Act 2000 the Company will be in compliance with all applicable requirements of that Act and any regulations or rules made under that Act;
(aa)
that there are no written or oral representations made in connection with documents in connection with the transactions contemplated by the Registration Statement which have not been disclosed to us;
(bb)
that there are no written or oral agreements modifying the terms of the documents in connection with the transactions contemplated by the Registration Statement which have not been disclosed to us;
(cc)
that there is no other information known to the Company or its employees, agents or sub-contractors and not disclosed to us which would affect the opinions expressed below; and
(dd)
that there has been no change in the facts and matters disclosed in the search and enquiry referred to in paragraph 2.5 since we made them.
4.
Opinion
4.1
On the basis of the above assumptions (and subject to the reservations and qualifications set out herein and to any matters not disclosed to us) we are of the opinion that as at today’s date the Registration Shares have been duly and validly authorised and issued, fully paid or credited as fully paid.
5.
Extent of opinion
5.1
We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax or duty which may arise or be suffered as a result of or in connection with the transactions contemplated by the Registration Statement.
5.2
This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

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6.
Limitation of liability

Our liability under this letter is limited to an aggregate total of $25 million.

7.
Disclosure and reliance
7.1
This letter is rendered to you for your benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed under the Securities Act with respect to the Registration Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations thereunder.
7.2
Other than for the purpose set out in the prior paragraph, this letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

Taylor Wessing LLP

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